Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com
Jim Reid-Anderson Named Executive Chairman and John Duffey Promoted to
President and CEO at Six Flags
Marshall Barber to become Chief Financial Officer
GRAND PRAIRIE, Texas — February 18, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that its board of directors has split executive leadership roles at the company by naming Jim Reid-Anderson the company’s executive chairman and promoting John Duffey to president and CEO, both effective February 19, 2016. Mr. Duffey has also been appointed a director of the company.
“The company has strong momentum and tremendous growth opportunities over the next decade, and I am proud to have helped our team deliver record guest satisfaction, industry-leading innovation, all-time high employee satisfaction, and our sixth consecutive year of record financial performance,” said Jim Reid-Anderson. “Strategically and operationally, we are firing on all cylinders and I am extremely excited to mentor the company’s next-generation of leaders. John Duffey has been instrumental in our past success and is a proven leader within the company, and this is an excellent time to transition responsibilities and develop others on our management team as we continue building the Six Flags brand globally.”
“I am honored and excited to become the CEO of Six Flags and work side-by-side with the best team in the industry,” said John Duffey. “We are extremely well-positioned for long term growth and shareholder value creation.”
The company also announced that Marshall Barber has been promoted to chief financial officer. Mr. Barber has built a successful career at Six Flags over the last 20 years, serving most recently as the company’s vice president financial planning & analysis. He is extremely experienced, having previously held both corporate level and park-based roles with increasing levels of responsibility.
In addition, the company announced its senior vice president of in-park services, John Bement, has retired from Six Flags following 48 years of dedicated service. Mr. Bement has been honored by Mr. Reid-Anderson for his incredible work, and received the company’s prestigious Angus Wynne Lifetime Achievement Award, which has only been awarded to a handful of people who have devoted their lives to enhancing both Six Flags and the theme park industry.
David McKillips, formerly senior vice president of corporate alliances was named the new senior vice president of in-park services and Brett Petit, senior vice president of marketing and sales has assumed the responsibility of the corporate alliances sales team, consolidating all marketing and sales functions under one leader.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.